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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                                Alyn Corporation
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                                (Name of Issuer)


                     Common Stock, par value $.001 per share
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                         (Title of Class of Securities)


                                    022611107
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                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

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CUSIP NO. 022611107                                            PAGE 2 OF 4 PAGES
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robin A. Carden
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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                               5   SOLE VOTING POWER
          NUMBER OF
            SHARES                 3,044,500
         BENEFICIALLY          -------------------------------------------------
            OWNED              6   SHARED VOTING POWER
           BY EACH
          REPORTING                -0-
           PERSON              -------------------------------------------------
            WITH               7   SOLE DISPOSITIVE POWER

                                   3,044,500
                               -------------------------------------------------
                               8   SHARED DISPOSITIVE POWER

                                   -0-
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,044,500
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES
                                                                           [ ]
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          28.3%
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12        TYPE OF REPORTING PERSON

          IN
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ITEM 1.

        (a)    Name of Issuer:  Alyn Corporation

        (b)    Address of Issuer's Principal Executive Offices:
               16761 Hale Avenue, Irvine, California 92606

ITEM 2.

        (a)    Name of Person Filing:  Robin A. Carden

        (b)    Address of Principal Business Office:
               c/o Alyn Corporation, 16761 Hale Avenue, Irvine, California 92606

        (c)    Citizenship:  United States of America

        (d) Title of Class of Securities: Common Stock, par value $.001 per share

        (e)    CUSIP Number:  022611107

ITEM 3.

        If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a)     [ ] Broker or dealer registered under Section 15 of the Act;

        (b)     [ ] Bank as defined in Section 3(a)(6) of the Act;

        (c)     [ ] Insurance company as defined in Section 3(a)(19) of the Act;

        (d)     [ ] Investment company registered under Section 8 of the
                    Investment Company Act;

        (e)     [ ] Investment advisor registered under Section 203 of the
                    Investment Advisors Act of 1940;

        (f)     [ ] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund;

        (g)     [ ] Parent holding company, in accordance with Section
                    240.13d-1(b)(ii)(G);

        (h)     [ ] A group, in accordance with Section 240.13d-1(b)(1)(2)(H).

ITEM 4. OWNERSHIP.

        As of December 31, 1997:

        (a)     Amount beneficially owned: 3,044,500 shares of Common Stock

        (b)     Percent of class: 28.3%

        (c) The reporting person has sole power to vote or to direct the vote of 3,044,500 shares of Common Stock, and sole power to dispose or to direct the disposition of 3,044,500 shares of Common Stock


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ITEM 5. OWNERSHIP OF 5% OR LESS OF CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 13, 1998                          By: /s/ ROBIN A. CARDEN
                                                       -------------------------
                                                           Robin A. Carden


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